Exhibit 99.1

For Immediate Release

Rich Yonker
Vitesse
+1.805.388.3700

Amy Feng
The Abernathy MacGregor Group
+1.213.630.6550

Vitesse Reports Second Quarter Fiscal Year 2011 Results

CAMARILLO, Calif. — May 5, 2011 — Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today reported its financial results for the second quarter of fiscal year 2011, which ended on March 31, 2011.

Q2 FY2011 Financial and Operational Highlights

•                  Net revenues of $36.9 million, compared with $43.9 million a year ago

•                  Core product revenue was 93.1% of total product revenue, compared with 84.7% for the same period in 2010

•                  Product margins increased 6.5% to 62.2% from 55.7% compared to a year ago

•                  Senior Term Loan reduced by $8.0 million; restructured terms of note lowering interest by $1.3 million per year, as previously reported

•                  Introduced five new products for a total of 13 for the year

•                  Vitesse stock was listed on NASDAQ on March 2, 2011

CEO Commentary

“Our second quarter results are in line with our expectations and reflect continued weakness in the Asia Pacific region,” said Chris Gardner, CEO of Vitesse. “Despite this weakness in our end markets, we continued to improve our operating leverage and reported an essentially operating breakeven quarter on a non-GAAP basis.”

“As a Company, we are focused on building market traction for our new products with our major customers. I’m very pleased with our progress so far. We had a record quarter for design wins and our sales pipeline is solid and growing. Our 30 new products from 2010 are expected to start contributing to revenue growth in the fourth quarter of 2011, and we continue to expect that these new products will comprise 25% of our total product revenues by the end of 2012.”

Q2 FY2011 Financial Results Summary

Net revenues for the second quarter of fiscal year 2011 were $36.9 million, a decrease of $7.0 million or 15.9% compared with $43.9 million reported for the second quarter of fiscal year 2010 and a decrease of $0.8 million or 2.1% compared with $37.7 million in the first quarter of fiscal year 2011.

Product revenues were $34.4 million, a decrease of $9.3 million or 21.3% from $43.7 million in the same quarter in fiscal year 2010, and a $3.2 million or 8.5% decrease from $37.6 million reported for the first quarter of fiscal year 2011.

Revenues from licensing intellectual property were $2.5 million in the quarter, compared to $0.3 million in the second quarter of fiscal year 2010, and $0.2 million in the first quarter of fiscal year 2011.

Carrier Networking product revenues were $15.5 million, or 45.1% of product revenues, compared with $17.2 million, or 39.3%, in the year-earlier quarter. Enterprise Networking product revenues were $16.5 million, or 48.0% of product revenues, compared with $19.8 million, or 45.4%, a year ago. When Carrier and Enterprise Networking product revenues are combined, Vitesse’s core products represent 93.1% of the quarter’s product revenue. Non-core product revenues were $2.4 million, or 6.9% of product revenues, compared with $6.7 million, or 15.3%, a year ago.

Cost of revenues decreased $6.4 million to $13.0 million in the second quarter of fiscal year 2011, compared with $19.4 million in the same quarter in fiscal year 2010. Product margins increased to 62.2% in the second quarter of fiscal year 2011, from 55.7% in the second quarter of fiscal year 2010. Product margins are product revenues less cost of revenues.

R&D expenses were $15.0 million for the second quarter of fiscal year 2011, compared with $12.3 million a year ago, an increase of $2.7 million. Selling, general and administrative expenses increased slightly to $10.0 million, compared with $9.1 million in the second quarter of fiscal year 2010.

Loss from operations was $1.1 million in the second quarter of fiscal year 2011, compared with income from operations of $3.0 million in the second quarter of fiscal year 2010.

Non-GAAP loss from operations was $0.1 million in the second quarter of fiscal year 2011 compared with a non-GAAP income from operations of $3.6 million in the second quarter of fiscal year 2010.

The Company’s net loss for the second quarter of fiscal year 2011 was $9.0 million, or $0.37 per share, compared with a net loss of $34.1 million, or $1.69 per share, in the second quarter of fiscal year 2010. The second quarter fiscal year 2011 net loss included a $2.0 million non-cash loss on an embedded derivative related to the Company’s 2014 Debentures. The net loss also included a non-cash loss of $3.9 million for the Loss on Extinguishment of Debt resulting from the restructuring of our Senior Term Loan.

Non-GAAP net loss was $2.2 million in the second quarter of fiscal year 2011 compared with non-GAAP net loss of $3.0 million for the second quarter of fiscal year 2010. On a per share basis, basic and fully-diluted non-GAAP net loss was $0.09 per share in the second quarter of fiscal year 2011 compared with non-GAAP net loss per share of $0.15 in the same quarter of the prior fiscal year.

Balance Sheet Overview

At March 31, 2011, the Company had cash and cash equivalents of $18.2 million, a decrease of $10.7 million from December 31, 2010 and a decrease of $19.9 million from September 30, 2010. During the quarter, the Company made a principal prepayment in the amount of $8.0 million on its Senior Term Loan.

Inventory at March 31, 2011 totaled $25.9 million, a decrease of $1.4 million from September 30, 2010. Accounts receivable totaled $15.4 million, a decrease of $0.4 million in the same period. The Company’s March 31, 2011 working capital position was $34.1 million compared with $48.0 million on September 30, 2010.

Recap of Debt Restructuring

As previous reported, on January 18, 2011, Vitesse paid down its Senior Term Loan by $8.0 million reducing the balance to $18.7 million, including $1.7 million of deferred interest. Also as previously reported, on February 4, 2011, the Company exchanged its Senior Term Loan Agreement to convert the existing Term Loan into two separate Term A and Term B Loans in equal amounts, but with different terms and conditions.

The Term A Loan, in the amount of $9.4 million, bears interest at 10.5% per year and is due on February 4, 2014. The Term A Loan can be pre-paid at any time before August 3, 2011. The Term B Loan, in the amount of $9.4 million, bears interest at 8.0% per year, and is due on October 30, 2014. The Term B Loan is convertible into shares of common stock at a conversion rate of $4.95 per share. In addition, the Term B Loan can be pre-paid at any time on or after October 30, 2011 provided that the closing stock price has exceeded $6.44 for at least 20 out of 30 consecutive trading days prior to the date of notice of prepayment. If the Term B Loan is fully converted it would result in the issuance of approximately 1,887,234 shares of common stock.

As a result of these actions, the Company currently has no short term debt and no debt maturities until 2014. Over the duration of these loans, interest is reduced by approximately $1.3 million per year.

Outlook and Goals

For the third quarter of fiscal year 2011 ending June 30, 2011, Vitesse expects revenues to be in the range of $35.0 to $37.5 million, product margins to be in the range of 57 to 59 percent, and operating expenses to be in the range of $23.0 to $24.0 million.

The Company’s long-term operating model, which assumes a quarterly revenue run rate of $50.0 million or more, is stated as a percentage of product revenue, targets gross margin of 55 to 60 percent; R&D expense of 25 to 28 percent; SG&A expense of 14 to 17 percent; income from operations of 12 to 18 percent; and EBITDA of 15 to 21 percent.

The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization. Management uses EBITDA measures internally to evaluate the Company’s operating performance before charges that are considered by management to be outside of the Company’s core operating results. In addition, the measures are used for planning and forecasting of the Company’s future periods. Further, the Company is also targeting annual inventory turns of five times, and accounts payable and accounts receivable in line with normal industry levels.

Conference Call Information

A conference call is scheduled for Thursday, May 5, 2011 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to report financial results for the second quarter of fiscal year 2011.

To listen to the conference call via telephone, dial 877-309-8763 (U.S. toll-free) or 706-634-1301 (International) and provide the passcode 60807857. Participants should dial in at least 10 minutes prior to the start of the call. To listen via the Internet, the webcast can be accessed through the Vitesse corporate web site at www.vitesse.com.

The playback of the conference call will be available approximately two hours after the call concludes and will be accessible on the Vitesse corporate web site or by calling 800-642-1687 (U.S. toll-free) or 706-645-9291 (International) and entering the passcode 60807857. The audio replay will be available for seven days.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport (OTN), and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand(R), Video, and PCI Express applications. Additional company and product information is available at www.vitesse.com.

Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements:

The foregoing paragraphs contain forward-looking statements relating to Vitesse Semiconductor Corporation’s anticipated revenues, revenue growth, margins, operating expenses and future financial performance. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly as a result of a number of factors including general economic conditions, customer reaction to our new products, disruptions in our supply chain, success in meeting our delivery targets, our ability to appropriately manage inventory and competitive market conditions. Other factors that might cause such differences include, but are not limited to, those referenced in the subsection entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2010 and our Quarterly Report on Form 10-Q for the period ended March 31, 2011 filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

VITESSESEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED BALANCESHEETS

	March 31,	September 30,
	2011	2010
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$18,233	$38,127
Accounts receivable	15,372	15,765
Inventory	25,907	27,273
Prepaid expenses and other current assets	2,075	3,307
Total current assets	61,587	84,472
Property, plant and equipment, net	8,329	8,196
Other intangible assets, net	1,454	864
Other assets	3,351	3,997
	$74,721	$97,529

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,092	$13,216
Accrued expenses and other current liabilities	12,981	16,293
Deferred revenue	3,367	6,926
Total current liabilities	27,440	36,435

Other long-term liabilities	1,580	1,729
Long-term debt, net	16,841	26,070
Derivative liability	20,936	15,476
Convertible subordinated debt, net of discount	39,869	39,025
Total liabilities	106,666	118,735
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; 134,720 and 185,709 shares outstanding at March 31, 2011 and September 30, 2010, respectively	1	2
Common stock, $0.01 par value. 250,000,000 shares authorized; 24,437,696 and 23,986,531 shares outstanding at March 31, 2011 and September 30, 2010, respectively	245	240
Additional paid-in-capital	1,822,908	1,816,796
Accumulated deficit	(1,855,099)	(1,838,326)
Total Vitesse Semiconductor Corporation stockholders’ deficit	(31,945)	(21,288)
Noncontrolling interest	—	82
Total stockholders’ deficit	(31,945)	(21,206)
	$74,721	$97,529

VITESSESEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended		Six Months ended
	March 31,		March 31,
	2011	2010	2011	2010
	(in thousands, except per		(in thousands, except per
	share data)		share data)

Product revenues	$34,403	$43,661	$71,999	$85,272
Intellectual property revenues	2,489	250	2,640	290
Net revenues	36,892	43,911	74,639	85,562
Costs and expenses:
Cost of revenues	12,995	19,362	27,343	38,465
Engineering, research and development	14,976	12,276	29,422	24,235
Selling, general and administrative	9,978	9,083	20,436	19,612
Accounting remediation & reconstruction expense & litigation costs	—	—	—	73
Amortization of intangible assets	61	182	226	431
Costs and expenses	38,010	40,903	77,427	82,816
(Loss) income from operations	(1,118)	3,008	(2,788)	2,746
Other expense (income):
Interest expense, net	2,039	2,544	4,558	5,637
Loss on embedded derivative	1,976	30,407	5,460	37,534
Loss on extinguishment of debt	3,874	—	3,874	21,576
Other income, net	(41)	(30)	(56)	(106)
Other expense, net	7,848	32,921	13,836	64,641
Loss before income tax expense	(8,966)	(29,913)	(16,624)	(61,895)
Income tax expense	75	4,147	149	6,025
Net loss	(9,041)	(34,060)	(16,773)	(67,920)
Fair value adjustment of Preferred Stock - Series B	—	—	—	126
Net loss available to common stockholders	$(9,041)	$(34,060)	$(16,773)	$(68,046)

Net loss per common share - basic and diluted	$(0.37)	$(1.69)	$(0.69)	$(3.62)
Fair value adjustment of Preferred Stock - Series B, per common share	—	—	—	0.01
Net loss per share available to common stockholders	$(0.37)	$(1.69)	$(0.69)	$(3.63)

Weighted average common shares outstanding - basic and diluted	24,303	20,195	24,175	18,768

VITESSESEMICONDUCTOR CORPORATION

UNAUDITED RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

	Three Months ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(in thousands, except per share data)

GAAP net loss	$(9,041)	$(34,060)	$(16,773)	$(67,920)
Adjustments:
Stock-based compensation charges	924	443	1,608	1,127
Amortization of intangible assets	61	182	226	431
Accounting remediation & reconstruction expense & litigation costs	—	—	—	73
Loss on embedded derivative	1,976	30,407	5,460	37,534
Loss on extinguishment of debt	3,874	—	3,874	21,576
Total GAAP to non-GAAP adjustments	6,835	31,032	11,168	60,741

Non-GAAP net loss	$(2,206)	$(3,028)	$(5,605)	$(7,179)

Basic and diluted:
GAAP net loss	$(0.37)	$(1.69)	$(0.69)	$(3.62)
Adjustments	0.28	1.54	0.46	3.24
Non-GAAP net loss	$(0.09)	$(0.15)	$(0.23)	$(0.38)

UNAUDITED RECONCILIATION OF GAAP LOSS FROM OPERATIONS

TO NON-GAAP (LOSS) INCOME FROM OPERATIONS

GAAP net (loss) income from operations	$(1,118)	$3,008	$(2,788)	$2,746
Adjustments:
Stock-based compensation charges	924	443	1,608	1,127
Amortization of intangible assets	61	182	226	431
Accounting remediation & reconstruction expense & litigation costs	—	—	—	73
Total GAAP to non-GAAP adjustments	985	625	1,834	1,631

Non-GAAP net (loss) income from operations	$(133)	$3,633	$(954)	$4,377

Non-GAAP Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

We provide non-GAAP measures of adjusted income from operations and adjusted net income as a supplement to financial results based on GAAP income from operations and GAAP net income. The Company believes that the additional non-GAAP measures are useful to investors for the purpose of financial analysis. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding gains, losses and other charges that are considered by management to be outside of the Company’s core operating results. Management uses these measures internally to evaluate the Company’s in-period operating performance before taking into account these non-operating gains, losses and charges. In addition, the measures are used for planning and forecasting of the Company’s performance in future periods.

In deriving adjusted income from operations from GAAP income from operations, we exclude stock-based compensation charges, amortization of intangible assets, costs associated with accounting remediation, reconstruction expense and litigation charges. In deriving adjusted net income from GAAP net income, we further exclude gain or loss on the embedded derivative and the loss we incurred on the extinguishment of debt. Stock-based compensation charges, amortization of intangible assets and gain or loss on the embedded derivative represent charges that recur in amounts unrelated to the Company’s operations. Costs associated with accounting remediation, reconstruction expense and litigation, and our loss on the extinguishment of debt represent non-recurring costs and charges that are not a result of the Company’s operations.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. Adjusted income from operations and adjusted net income are in addition to, and are not a substitute for or superior to, income from operations and net income, which are prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. A detailed reconciliation of the non-GAAP measures to the most directly comparable GAAP measure is set forth above. Investors are encouraged to review these reconciliations to appropriately incorporate the non-GAAP measures and the limitations of these measures into their analyses. For complete information on stock-based compensation, amortization of intangible assets, costs of our prior restatement and related legal settlement income and costs, goodwill impairment charge, the change in the fair value of our embedded derivatives, and loss on the extinguishment of debt, please see our Form 10-Q for the three and six months ended March 31, 2011.